As filed with the Securities and Exchange Commission on April 18, 2005

Registration Statement No. 333-122244

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PREEFFECTIVE AMENDMENT NO. ONE TO FORM S-4
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

FNB FINANCIAL SERVICES, LP
(Exact name of Registrant as specified in its certificate of limited partnership)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	34-2027567 (I.R.S. Employer Identification No.)

103 FOULK ROAD, SUITE 202
WILMINGTON, DELAWARE 19803
(302) 691-6337
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ENTITY SERVICES GROUP, LLC #9272016
103 FOULK ROAD, SUITE 200
WILMINGTON, DELAWARE 19803
(302) 654-7584
(Name, address including zip code, and telephone number, including area code, of agent for service)

F.N.B. CORPORATION

(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1255406 (I.R.S. Employer Identification No.)

ONE F.N.B. BOULEVARD
HERMITAGE, PENNSYLVANIA 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BRIAN F. LILLY
Chief Financial Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
PAUL N. EDWARDS, ESQ.
McDonald Hopkins Co., LPA
600 Superior Avenue, East
Suite 2100
Cleveland, OH 44114
(216) 348-5432

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price	Registration Fee

Subordinated Term Notes of FNB	$35,000,000	100%	$35,000,000	— (1)

Nonnegotiable Subordinated Term Notes, Series 2005	—	—	—	—
Nonnegotiable Subordinated Daily Notes, Series 2005	—	—	—	—
Nonnegotiable Subordinated Special Daily Notes, Series 2005	—	—	—	—
Subtotal for Nonnegotiable Subordinated Notes	$350,000,000	100%	$350,000,000	—

Totals	$385,000,000	100%	$385,000,000	$2,831.50(2)(3)

(1)	Represents (a) Term Notes of F.N.B. Corporation which were previously registered on Form S-3, File No. 333-103902 (the “Existing Form S-3”), and which are expected to continue to be offered to existing holders of FNB Term Notes upon renewal of their existing FNB Term Notes pursuant to this Registration Statement and Rule 429 of the Securities Act of 1933 (the “Securities Act”); and (b) $4,119.50 of the $28,315 filing fee previously paid with respect to such prior registration statement which is carrying over to this Registration Statement and which is not required to be paid herewith.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and (p) under the Securities Act. Under Rule 457(p), $4,045.08, or 14.286% of the $28,315 filing fee previously paid by F.N.B. Corporation for the Existing Form S-3 is offset against the total $41,119.50 filing fee associated with this Registration Statement, $34,318.42 of which was previously paid in connection with the initial filing of this Registration Statement. See “Explanatory Note” below. Prior to the effectiveness of this Registration Statement, FNB undertakes to terminate its offering pursuant to the Existing Form S-3, and to cause at least $30,000,000 of securities to remain unsold under the Existing Form S-3 (14.286% of the $350,000,000 securities registered pursuant to the Existing Form S-3) at the time such offering is terminated.

(3)	Paid in connection with the filing of the Companion Form S-3.

Explanatory Note

     The accompanying Prospectus constitutes a combined prospectus under Rule 429 of the Securities Act of 1933, in that it serves as the prospectus for this Registration Statement and also for a companion Form S-3 filed contemporaneously herewith (the “Companion Form S-3”). The Prospectus has three primary functions: first, as the prospectus for an exchange offer of New Notes for Outstanding Notes; second, as the prospectus for an offering of New Notes; and third, as the prospectus for Outstanding Noteholders deciding whether to exchange their Outstanding Notes for New Notes, redeem their Outstanding Notes or allow them to renew upon maturity. Because all three functions occur simultaneously for Outstanding Noteholders until the Exchange Offer terminates, this Prospectus does not include alternative pages. It is expected that in connection with the termination of the Exchange Offer, a post-effective amendment to this Registration Statement will be filed to remove all references to the Exchange Offer and, if all Outstanding Notes have been exchanged for New Notes or redeemed, all references to the Outstanding Notes.

[LOGO]

SUBJECT TO COMPLETION, DATED ____________ ___, 2005

FNB FINANCIAL SERVICES, LP

OFFER TO EXCHANGE

$350,000,000 PRINCIPAL AMOUNT OF ITS SUBORDINATED NOTES
FOR ANY AND ALL OUTSTANDING SUBORDINATED NOTES OF F.N.B. CORPORATION

The Exchange Agent for the Exchange Offer is:

REGENCY FINANCE COMPANY
and its wholly-owned subsidiary,
CITIZENS FINANCIAL SERVICES, INC.,

BY MAIL, HAND OR OVERNIGHT COURIER
TO THE ADMINISTRATIVE OFFICES OF REGENCY FINANCE COMPANY LOCATED AT:
3320 EAST STATE STREET
HERMITAGE, PENNSYLVANIA 16148
(724) 983-3453
OR TO ANY OF THE OTHER OFFICES OF THE EXCHANGE AGENT

The Exchange Offer will expire at 5:00 p.m.,
New York City time, on March 1, 2006, unless extended.

     FNB Financial Services, LP (the “Company”) is offering to exchange its subordinated notes, or the “New Notes,” for currently outstanding, corresponding subordinated notes, or the “Outstanding Notes,” of F.N.B. Corporation (“FNB”). Each New Note is substantially similar to the corresponding Outstanding Note, except that the New Notes are issued by the Company, an indirect wholly-owned subsidiary of FNB, and are fully and unconditionally guaranteed by FNB. Also, each series of the New Notes is partially redeemable by the Company pro rata, by lot or in any other equitable fashion, while each series of the Outstanding Notes issued prior to the Series 2003 Outstanding Notes are not partially redeemable by FNB, and each series of the Series 2003 Outstanding Notes may be partially redeemed only pro rata. The interest rate on any New Term Note is expected to be the same as the interest rate on the corresponding Outstanding Term Note exchanged during its term; however, during the Exchange Offer, New Term Notes are expected to renew at higher interest rates than the rates on corresponding Outstanding Term Notes. Because the interest rates on Daily Notes may change on a monthly basis, Outstanding Daily Noteholders are encouraged to check current rates by calling or visiting any office of Regency Finance Company or Citizens Financial Services, Inc. FNB is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding Notes which are not exchanged for corresponding New Notes.

     The principal features of the Exchange Offer are as follows:

•	This Prospectus, together with the Letter of Transmittal, is first being sent on or about ___, 2005, to all Holders of Outstanding Notes known to us.

•	We expect to promptly exchange all Outstanding Notes that are validly tendered prior to the expiration of the Exchange Offer. You should read the section called “The Exchange Offer” for information on how to exchange Outstanding Notes for New Notes.

•	We believe that the exchange of Outstanding Notes will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

•	The Exchange Offer is subject to customary conditions, which we may waive.

•	There is no trading market for either the New Notes or the Outstanding Notes.

Before exchanging Outstanding Notes for corresponding New Notes, you should carefully consider the “Risk Factors” described beginning on page 4 of this Prospectus.

FNB FINANCIAL SERVICES, LP
$350,000,000 of New Notes

New Term Notes, Series 2005		New Daily Notes, Series 2005		New Special Daily Notes, Series 2005

Available	3, 6, 9, 12, 15, 18, 21, 24,	Term:	The New Daily Notes have no set term, and are	Term:	The New Special Daily Notes have no
Terms:	27, 30, 36, 48, 60, 84 and 120 months		payable on demand.		set term, and are payable on demand.

Minimum	$500	Minimum	$50	Minimum	We may establish minimum
Purchase:		Purchase:		Purchase:	purchase requirements from time to time -- see the
Prospectus Supplement.

Interest:	We will establish the interest rate applicable for	Interest:	The initial interest rate will be set when you	Interest:	The initial interest rate will be
	the term of the Note when you purchase the New		purchase the New Daily Note, and will be		set when you purchase the New
	Term Note -- see the Prospectus Supplement for		subject to adjustment monthly --see the		Special Daily Note, and will be
	current rates. You will have different interest		Prospectus Supplement for current rates.		subject to adjustment monthly -- see
	payment options, depending on the term of your New		Interest is accrued daily, compounded quarterly		the Prospectus Supplement for
	Term Note.		and is paid when you redeem the New Daily Note.		current rates. Interest is accrued
daily, compounded quarterly and is
paid when you redeem the New Special
Daily Note.

Automatic	At maturity, your New Term	Redemption:	You can redeem all or any portion of your New	Redemption:	You can redeem all or any portion of
Renewal	Note will automatically renew		Daily Note at any time without penalty. We can		your New Special Daily Note at any
and	for an identical term at the		redeem your New Daily Note in whole or in part		time without penalty. We can redeem
Redemption:	then-applicable interest rate. Before the maturity of		on 30 days' notice.		your New Special Daily Note in whole
	a New Term Note, we will send you a renewal notice and				or in part on 30 days' notice.
any applicable Prospectus Supplement or amendment,
and you may timely elect to redeem the Note at
maturity, without penalty. You can redeem your
Note at any other time, but you will incur an
interest penalty. We can redeem your New Term Note
in whole or in part on 30 days' notice.

     The New Notes are offered and sold by officers and employees of our affiliates, Regency Finance Company, and its wholly-owned subsidiary, Citizens Financial Services, Inc. We will not pay any commissions in connection with sales of the New Notes, and we will therefore receive the full proceeds from sales. The New Notes will not be listed on any securities exchange or other trading market.

     The New Notes are fully and unconditionally guaranteed by FNB, but are not secured by any collateral, and are subordinate to all of our existing and future senior debt. Before investing in the New Notes, you should carefully consider the Risk Factors described beginning on page 4 of this Prospectus.

     The New Notes offered hereby are not deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ii

     You should rely only on the information contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement, which describes the interest rates applicable to the Notes. We have not authorized anyone to provide you with any other information and you should not rely on any other information in making your investment decision.

     You should not assume that the information in this Prospectus is accurate as of any date other than the date hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference into this Prospectus are deemed to be modified or superseded for purposes of this Prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this Prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Prospectus. You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and toll-free telephone number: Shareholder Relations, One FNB Boulevard, Hermitage, Pennsylvania 16148; (800) 555-5455, ext. 4944.

     This information in this Prospectus is not complete and may be changed. We may not sell the New Notes until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this Prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OUTSTANDING NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE SIGNATORY UNDERSTANDS AND AGREES THAT THE COMPANY RESERVES THE RIGHT NOT TO ACCEPT TENDERED OUTSTANDING NOTES FROM ANY TENDERING HOLDER IF THE COMPANY DETERMINES THAT SUCH ACCEPTANCE WOULD RESULT IN A VIOLATION OF APPLICABLE SECURITIES LAWS.

iii

PROSPECTUS SUMMARY

     The following summary does not contain all of the information that may be important to you. You should read the entire Prospectus and the documents incorporated by reference in this Prospectus before making a decision to exchange Outstanding Notes of FNB for corresponding New Notes of FNB Financial Services, or to invest in New Notes of FNB Financial Services. Whenever we refer herein to “us,” “we,” or “our,” we are referring to FNB Financial Services and/or FNB and its subsidiaries, as the context may require.

The New Note Offering and the Exchange Offer

     The following is a brief summary of terms of the New Note Offering and the Exchange Offer. For a more complete description of the New Note Offering, see “Description of the Notes,” “Use of Proceeds” and “Plan of Distribution.” For a more complete description of the Exchange Offer, see “The Exchange Offer.”

Securities Offered	FNB Financial Services is offering up to Three Hundred Fifty Million Dollars ($350,000,000.00) aggregate principal amount of its Nonnegotiable Subordinated Term Notes (the “New Term Notes”), Nonnegotiable Subordinated Daily Notes (the “New Daily Notes”) and Nonnegotiable Special Subordinated Daily Notes (the “New Special Daily Notes, and together with the New Term Notes and the New Daily Notes, the “New Notes”). The New Notes are fully and unconditionally guaranteed by FNB, and issued under and pursuant to the Indenture dated as of ___, 2005 (the “New Indenture”), by and among FNB Financial Services, FNB, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee (the “Trustee”).

Exchange Offer	We are also offering, as described in this Prospectus and the accompanying letter of transmittal (the “Letter of Transmittal”), to exchange outstanding Subordinated Term Notes of FNB (the “Outstanding Term Notes”) and Subordinated Daily Notes of FNB (the “Outstanding Daily Notes,” and together with the Outstanding Term Notes, the “Outstanding Notes”) for corresponding New Notes (the “Exchange Offer”). We expect to promptly accept any and all Outstanding Notes validly tendered. The New Notes are substantially similar to the Outstanding Notes, except that the New Notes are issued by the Company, an indirect wholly-owned subsidiary of FNB, and are fully and unconditionally guaranteed by FNB. Also, each series of the New Notes is partially redeemable by the Company pro rata, by lot or any other equitable fashion, while each series of the Outstanding Notes issued prior to the Series 2003 Outstanding Notes are not partially redeemable, and each series of the Series 2003 Outstanding Notes may be partially redeemed only pro rata. As of December 31, 2004, $183,342,905 million aggregate principal amount of the Outstanding Notes is outstanding, consisting of $74,187,268 of Outstanding Term Notes and $109,155,637 of Outstanding Daily Notes. There are no Outstanding Special Daily Notes, so no New Special Daily Notes will be issued in the Exchange Offer.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to minimize the overall long-term expenses associated with the sale of the Notes, while aligning the duties of persons with obligations under the New Notes more closely with the interests of the New Noteholders. In particular, to the extent that Outstanding Noteholders who reside in Pennsylvania exchange their Outstanding Notes for corresponding New Notes, the amount of the Pennsylvania Corporate Loans Tax currently being paid by FNB will be reduced, resulting in annual savings to FNB.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on March 1, 2006, unless we decide to extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in this Prospectus, FNB Financial Services expressly reserves the right to extend the Exchange Offer from time to time by giving notice to the Agent before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is subject to certain customary conditions, which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	The Letter of Transmittal is to be used by the holders of Outstanding Notes (the “Outstanding Noteholders”) to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for tendered Outstanding Notes. If you wish to accept the Exchange Offer, you must complete, sign and date the Letter of Transmittal in accordance with the instructions contained in this Prospectus and in the Letter of Transmittal. You should then mail or otherwise deliver the Letter of Transmittal, together with the Outstanding Notes to be exchanged and any other required documentation, to the Exchange Agent at the addresses set forth in this Prospectus and in the Letter of Transmittal.

Representations Of Signatories	By executing a Letter of Transmittal, among other things you: authorize us to effect an exchange of your Outstanding Notes for corresponding New Notes, and promise to provide any other information or sign any other documents deemed necessary by us to do so; represent that you have full power and authority to exchange the Outstanding Notes for corresponding New Notes; and represent that no one else has any claims to or rights or interests in the tendered Outstanding Notes. See “The Exchange Offer — Representations of Signatory to Letter of Transmittal.”

Consequences of Failing to Exchange Outstanding Notes	FNB is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding Notes which are not exchanged for corresponding New Notes. Holders of Outstanding Daily Notes will no longer be permitted to add to the outstanding principal balance of such Notes. Any Outstanding Notes that are not exchanged will remain outstanding, and may be renewed or redeemed in accordance with their terms. See “Risk Factors — Risks Specific to the Exchange Offer” and “The Exchange Offer — Consequences of Failing to Exchange Outstanding Notes.”

Interest on the New Notes and the Outstanding Notes	Interest on an Outstanding Note accepted for exchange will cease to accrue upon the issuance of the corresponding New Note. Any early termination interest penalty otherwise applicable to a Term Note redeemed prior to maturity is hereby waived by FNB in connection with the exchange of an Outstanding Term Note for a corresponding New Term Note. The interest rate on any New Term Note is expected to be the same as the interest rate on the corresponding Outstanding Term Note exchanged during its term; however, during the Exchange Offer, New Term Notes are expected to renew at higher interest rates than the rates on corresponding Outstanding Term Notes. Because the interest rates on Daily Notes may change on a monthly basis, Outstanding Daily Noteholders are encouraged to check current rates by calling or visiting any office of Regency Finance or Citizens Financial.

Federal Tax Consequences	We believe that there will be no material federal income tax consequences to you if you exchange your Outstanding Notes for corresponding New Notes in the Exchange Offer. See “Material Federal Income Tax Consequences.”

Exchange Agent	Regency Finance Company and its wholly-owned subsidiary, Citizens Financial Services, Inc., our affiliates, are serving as the Exchange Agent in connection with the Exchange Offer. Regency Finance Company also does business as F.N.B. Consumer Discount Company and Finance & Mortgage Acceptance Corporation.

Regulatory Approvals	No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer or the offer and sale of New Notes.

Absence of Dissenters’ Rights	Dissenters’ rights of appraisal do not apply to the Exchange Offer.

QUESTIONS AND ANSWERS ABOUT THE NOTES AND THE EXCHANGE OFFER

     What is FNB Financial Services, LP?

     FNB Financial Services, LP (the “Company” or “FNB Financial Services”) is a wholly-owned indirect subsidiary of F.N.B. Corporation (“FNB” and together with the Company, “we,” “us” and “our,” as the context may require), formed to issue, administer and repay the New Notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the New Notes. The address of the Company is Suite 202, 103 Foulk Road, Wilmington, Delaware 19803, and its telephone number is (302) 691-6337.

     What is F.N.B. Corporation?

     FNB is a diversified financial services company headquartered in Hermitage, Pennsylvania. FNB owns and operates a community bank, an insurance agency, a consumer finance company and a trust company, with offices in Pennsylvania, Ohio and Tennessee. Its common stock is traded on the New York Stock Exchange under the symbol “FNB.” The address of its corporate headquarters is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. The telephone number at its corporate headquarters is (724) 981-6000.

     What are the New Notes?

     The New Notes we are offering are unsecured subordinated debt obligations fully and unconditionally guaranteed by FNB and issued by FNB Financial Services through our affiliates, Regency Finance Company (“Regency Finance”), and its wholly-owned subsidiary, Citizens Financial Services, Inc. (“Citizens Financial”). Regency Finance and Citizens Financial, as FNB’s agent, also formerly offered the Outstanding Notes, as FNB’s agent, which if not exchanged for New Notes or redeemed, may still renew. Regency Finance and Citizens Financial also serve as the Exchange Agent for the Exchange Offer. Please call Regency Finance at (724) 983-3453 with any questions about the Notes or the Exchange Offer.

     What are the Outstanding Notes?

     The Outstanding Notes are substantially similar to the New Term Notes and New Daily Notes, and were offered by FNB through Regency Finance and Citizens Financial until the New Notes began to be offered by FNB Financial Services. FNB is no longer offering the Outstanding Notes, and reserves the right to redeem, in accordance with their terms, any Outstanding Notes which are not exchanged for corresponding New Notes. Outstanding Noteholders may either exchange their Outstanding Notes for corresponding New Notes pursuant to the Exchange Offer, redeem their Outstanding Notes at any Regency Finance or Citizens Financial office, or allow their Outstanding Notes to renew upon maturity at the then-applicable interest rates.

     What is the Exchange Offer?

     The Exchange Offer is the offer made by this Prospectus, any applicable Prospectus Supplement and the accompanying Letter of Transmittal to Outstanding Noteholders by FNB Financial Services, FNB and the Exchange Agent. In the Exchange Offer, Outstanding Noteholders may exchange their Outstanding Notes for corresponding New Notes. During the Exchange Offer, the interest rate on any New Note is generally expected to be higher than the interest rate on an Outstanding Note of the same maturity. Any early termination interest penalty otherwise applicable to a Term Note redeemed prior to maturity is hereby waived by FNB in connection with the exchange of an Outstanding Term Note for a corresponding New Term Note. After the Exchange Offer, the interest rate on any New Note is expected for the foreseeable future to be higher than the interest rate on an Outstanding Note of the same maturity.

     Are the Notes insured or guaranteed?

     The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency. The Notes also are not secured by any of our assets or any other collateral. The New Notes are fully and unconditionally guaranteed by FNB.

     What are the maturities of the Notes?

     The New Term Notes are available in maturities of 3, 6, 9, 12, 15, 18, 21, 24, 27, 30, 36, 48, 60, 84, and 120 months. Each Term Note will automatically renew at maturity for an identical term at the then applicable interest rate, unless you elect to have it redeemed or we redeem it. The Daily Notes and Special Daily Notes have no set maturity, and are payable on demand.

     What are the interest rates on the Notes?

     We will determine the interest rates payable on the Notes, and the rates will vary from time to time. The interest rate on the Daily Notes and the Special Daily Notes may be adjusted monthly, on the first day of each month. Each Term Note will have a fixed interest rate for the term of the Note. The interest rates in effect at any given time are described in the Prospectus Supplement that accompanies this Prospectus.

     How do I receive the interest payments on my investment?

     Interest on the Daily Notes and the Special Daily Notes is accrued daily, compounded quarterly, and paid upon redemption. Interest on the Term Notes accrues daily and may be paid monthly or quarterly, depending on the term. In addition, you may elect to have interest compounded quarterly on Term Notes having a maturity of at least nine months.

     How and where can I redeem the Notes?

     You can redeem the Notes at any of our Regency Finance or Citizens Financial offices. Please call (724) 983-3453 for information regarding our office locations. You can redeem a Daily Note or a Special Daily Note without penalty. You will forfeit some interest if you redeem a Term Note prior to maturity. We will waive any interest penalty which would otherwise be imposed upon an exchange of Outstanding Term Notes for corresponding New Term Notes.

     How will the proceeds from the sale of the New Notes be used?

     We intend to use the proceeds from the sale of New Notes as advances to our consumer finance affiliate, Regency Finance Company, to fund its lending and purchasing activities, and for FNB’s general corporate purposes, including mergers and acquisitions. We will receive no proceeds from the renewal of Outstanding Notes or from the Exchange Offer.

RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the value of your Notes could decline, and you could lose all or part of your investment.

Risks Specifically Related to the Exchange Offer

After the Exchange Offer, Outstanding Notes are more likely to be redeemed.

     After the Exchange Offer, we expect that there will be fewer Outstanding Notes of each series outstanding, making it easier from a cash flow perspective for FNB to redeem one or more entire series of Outstanding Notes. An Outstanding Noteholder who does not exchange his, her or its Outstanding Notes for New Notes in the Exchange Offer may later have some or all of his, her or its Outstanding Notes redeemed by FNB. In that case, the Outstanding Noteholder could use the proceeds from the redemption to purchase New Notes, which may have less desirable federal income tax consequences than if the Noteholder had participated in the Exchange Offer. See “Material Federal Income Tax Consequences.”

     During the Exchange Offer, New Term Notes are expected to renew at higher interest rates than the rates on corresponding Outstanding Term Notes.

     During the Exchange Offer, New Term Notes are expected to renew at higher interest rates than the rates on corresponding Outstanding Term Notes. An Outstanding Noteholder who does not participate in the Exchange Offer may need to exercise his, her or its right to cause FNB to redeem such Noteholder’s Outstanding Notes, which may entail interest penalties and less desirable federal income tax consequences, in order to use the proceeds of the redemption of Outstanding Notes to purchase New Notes.

Risks Specifically Related to the Notes

The Notes are not secured or insured.

     The Notes are not secured by any of our assets or any other collateral. Also, the Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. You are therefore increasing your risk of loss if you buy Notes with funds taken from an insured account held at a bank, savings and loan association or credit union. Also, our officers, directors and employees will not have any liability for any of our obligations under the Notes.

FNB’s status as a holding company makes it dependent on dividends from its subsidiaries to make payments on the Notes.

     FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on the cash flows of its subsidiaries to meet its obligations, including payment of the principal and interest on the Outstanding Notes and any payments it may be required to make as Guarantor of the New Notes. FNB’s right, and thus the right of the buyers of Notes and FNB’s other creditors, to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries.

     Under federal and state law, FNB’s bank subsidiary is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB’s subsidiary bank from paying dividends if the bank regulators determine that the payment would be an unsafe and unsound banking practice. Holders of the Notes have no rights to force subsidiaries to pay dividends so that we can meet our payment obligations under the Notes. In the event of a default on the Notes, the Noteholders will be our general unsecured creditors.

Your right to receive payments on the Notes is subordinate to all of our senior indebtedness.

     According to the terms of the Notes, the payment of the principal and interest on the Notes is subordinate in right of payment to the prior payment when due of the principal and interest on all of our senior indebtedness. The Notes contain no restriction on our ability to incur additional senior indebtedness.

     Holders of senior indebtedness will be able to prevent payment on the Notes:

•	in the event of our bankruptcy, liquidation or reorganization;

•	if there is a payment default under certain senior indebtedness; and

•	if there are certain non-payment defaults under certain senior indebtedness.

You will forfeit interest if you elect to have a Term Note redeemed prior to its maturity.

     If you redeem a Term Note before its maturity date, you will forfeit three months of interest earned, or that could have been earned, if you are redeeming a Term Note with a maturity of 12 months or less; six months of interest earned, or that could have been earned, if you are redeeming a Term Note with a maturity of between 15 and 30 months; and nine months of interest earned, or that could have been earned, if you are redeeming a Term Note with a maturity in excess of 30 months. We may also require you to give us 30 days’ prior written notice before you redeem a Term Note, although we would only anticipate requiring such notice if one or more Noteholders desired to redeem a substantial amount of Notes in a short period and we require time to arrange financing for the redemptions.

The interest rates on the Daily Notes and the Special Daily Notes are subject to adjustment monthly.

     We may adjust monthly the interest rate payable on all outstanding Daily and Special Daily Notes. A supplement to this Prospectus contains the current interest rates payable on each of the Notes.

Your ability to sell or transfer the Notes will be limited.

     There is no trading market for the Notes and the Notes are non-negotiable. You can transfer or assign the Notes only at the offices of our sales and paying agents, Regency Finance or Citizens Financial, Inc., although we will effect transfers by mail for out-of-state Holders and for transfers by operation of law. There are presently 23 of these offices in Pennsylvania, 16 in Tennessee and 16 in Ohio.

Other Risks Related to Owning Our Securities Generally

Interest rate volatility could significantly harm our business.

     Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, we, along with other financial institutions generally, are sensitive to interest rate fluctuations.

Our results of operations are significantly affected by the ability of our borrowers to repay their loans.

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans generally present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Our financial condition and results of operations will be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

     There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for estimated losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on our existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

Our financial condition may be adversely affected if we are unable to attract sufficient deposits to fund our anticipated loan growth.

     We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain sufficient levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

We could experience significant difficulties and complications in connection with our growth and acquisition strategy.

     FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

     As part of this acquisition strategy, FNB may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. To the extent that FNB is successful with this strategy, FNB cannot assure you that it will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks and non-bank entities FNB acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to FNB’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.

     In addition to acquisitions, FNB’s banking subsidiary may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that FNB’s banking subsidiary undertakes additional de novo branch openings, it is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on FNB’s net income, earnings per share, return on average shareholders’ equity and return on average assets.

     FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, FNB must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities FNB acquires into its existing operations may adversely affect its results of operations and financial condition.

We could be adversely affected by changes in the law, especially changes deregulating the banking industry.

     We and our subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit our growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions by other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which our financial institution subsidiaries may engage.

In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital.

Our results of operations could be adversely affected due to significant competition.

     We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.

     We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than do we. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

     We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As a financial holding company, FNB seeks to maintain capital sufficient to meet the “well capitalized” standard set by regulators. FNB anticipates that its current capital resources will satisfy its capital requirements for the foreseeable future. FNB may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

     FNB’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in our market area may adversely impact our results of operations and financial condition.

     The majority of our business is concentrated in western Pennsylvania and eastern Ohio, which are traditionally slower growth markets than other areas of the United States. As a result, our loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area historically have been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in our market area, including the loss of certain significant employers, could reduce our growth rate, affect our borrowers’ ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in the market area of FNB’s banking subsidary could cause many of its loans to become inadequately collateralized.

Certain provisions of FNB’s Articles of Incorporation and By-laws and Florida law may discourage takeovers.

     FNB’s articles of incorporation and by-laws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s articles of incorporation and by-laws:

•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year;

•	permit shareholders to remove directors only for cause;

•	do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	require shareholders to give FNB advance notice to nominate candidates for election to its board of directors or to make shareholder proposals at a shareholders’ meeting;

•	permit FNB’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of its voting shares for shareholder amendments to its by-laws.

     Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least 2/3 of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested shareholders.

     These provisions of FNB’s articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

Loss of members of FNB’s executive team could have a negative impact on its business.

     FNB’s success is dependent, in part, on the continued service of its executive officers, including Peter Mortensen, its Chairman of the Board, and Stephen J. Gurgovits, its President and Chief Executive Officer. The loss of the services of either of these executive officers could have a negative impact on FNB’s business because of their skills, relationships in the banking community and years of industry experience, and the difficulty of promptly finding qualified replacement executive officers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook, business and prospects. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

     The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors,” as well as the following:

•	the businesses of FNB and an acquired company may not be integrated successfully or the integration may be more difficult, time-consuming or costly than currently anticipated;

•	expected revenue synergies and cost savings from any such acquisition may not be realized within the expected time frame or at all;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following any such acquisition;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect our businesses; and

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect our businesses.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Prospectus or the date of any document incorporated by reference in this Prospectus.

     All subsequent written and oral forward-looking statements concerning the matters addressed in this Prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

FNB FINANCIAL SERVICES, LP AND F.N.B. CORPORATION

     FNB Financial Services, LP (the “Company” or “FNB Financial Services”) is a wholly-owned indirect subsidiary of F.N.B. Corporation (“FNB” and together with the Company, “we,” “us” and “our,” as the context may require), formed to issue, adminster and repay the New Notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the New Notes. The address of the Company is Suite 202, 103 Foulk Road, Wilmington, Delaware, 19803, and its telephone number is (302) 691-6337.

     FNB was formed in 1974 and is a $5.0 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through its banking, insurance agency, consumer finance and trust company subsidiaries. FNB’s main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and its telephone number is (724) 981-6000.

     A brief description of FNB’s four wholly-owned subsidiaries through which it conducts its business follows:

     First National Bank of Pennsylvania

     As of December 31, 2004, First National Bank of Pennsylvania had 131 banking offices in western Pennsylvania and eastern Ohio. It offers services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts, and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also offers various alternative investment products, including mutual funds and annuities.

     First National Trust Company

     First National Trust Company, a registered investment advisor, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates, and has approximately $1.3 billion of assets under management.

     Regency Finance Company

     Regency Finance, FNB’s consumer finance subsidiary, has 23 branch offices in Pennsylvania, 16 offices in Ohio and 16 offices in Tennessee, and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

     First National Insurance Agency, Inc.

     First National Insurance Agency, Inc. is a full-service insurance agency and, through its seven locations, offers commercial and personal insurance products of major insurance companies.

THE LIMITED PARTNERSHIP AGREEMENT

     FNB Financial Services was formed to issue, administer and repay the Securities being issued pursuant to and authenticated under the New Indenture, as well as to perform any other actions necessary or appropriate to effectuate the issuance, administration and repayment of such securities. The term of the partnership is perpetual unless earlier dissolved and terminated pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”) or any provision of the Limited Partnership Agreement.

     The General Partner’s Powers and Duties

     Subject to the limitations imposed under the Act and the Limited Partnership Agreement, the General Partner has all the rights, powers and restrictions which may be possessed by a general partner under the Act as are necessary to manage and carry on the business of FNB Financial Services. Such rights and powers include, but are not limited to, the right and power to:

•	issue, administer and repay the Securities;

•	manage the day-to-day operations of FNB Financial Services, including the right to establish bank accounts, borrow funds, use the assets of the Company as collateral, or guarantee any obligation of the Company as the General Partner deems necessary to carry on the partnership business;

•	incur and pay reasonable expenses with respect to the conduct and operation of the partnership business, including expenses in connection with the registration, administration and repayment of securities, and expenses for accounting, legal, appraisal, investment advice, clerical and other services;

•	disseminate information concerning the Company’s affairs to the Partners as it deems necessary or appropriate;

•	perform any reasonable act in furtherance of the partnership business;

•	render periodic reports to the Partners with respect to the operations of the Company; and

•	maintain complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection and audit by any Partner or its duly authorized representative (at the expense of such Partner) during regular business hours and at the principal office of the Company to the extent provided in the Limited Partnership Agreement.

     The General Partner shall owe no duties to the Company or the other Partners, other than as expressly stated in the Limited Partnership Agreement; provided, however, that the General Partner must comply with the implied contractual covenant of good faith and fair dealing. In addition to the obligations expressly imposed upon it by the Limited Partnership Agreement:

•	The General Partner will comply with all the obligations imposed upon it, and will cause the Company to comply with all obligations imposed upon the Company, by the New Indenture.

•	Nothing in the Limited Partnership Agreement, express or implied, shall give to any person, other than the parties thereto and their successors thereunder and the

Trustee and the Holders of the New Notes, which are expressly made third party beneficiaries of the Limited Partnership Agreement, any benefit or any legal or equitable right, remedy or claim under the Limited Partnership Agreement, provided, however, that any such benefit, legal or equitable right, remedy or claim of such Trustee and Holders shall be enforceable only, and subject to all the limitations and restrictions thereon, as provided by the Indenture; provided, however, that in no event will the General Partner be liable to pay the principal of, or the interest on, the New Notes.

     The General Partner’s Compensation, Exculpation and Indemnification

     The General Partner is allowed reasonable compensation for services rendered to the Company, and is entitled to reimbursement for any reasonable expenses paid by it arising out of the business of the Company. No Partner shall be liable to the Company or any other Partner for any loss, damage or claim incurred by reason of any act or omission performed or omitted to be performed by such person, except that a Partner shall be liable for any such loss, damage or claim incurred by reason of such Partner’s bad faith violation of the implied contractual covenant of good faith and fair dealing. The Company shall, to the fullest extent permitted by law, indemnify any Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Partner is a partner of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Partner in connection with such action, suit or proceeding; provided, however, the Company shall not indemnify any Partner for the Partner’s bad faith violation of the implied covenant of good faith and fair dealing. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Partner did not act in good faith and in a manner which the Partner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Partner’s conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an understanding by or on behalf of a Partner to repay such amount unless it shall ultimately be determined that such Partner is entitled to be indemnified by the Company.

     Distributions to the Partners

     Subject to the Act and other applicable law, although distributions to the Partners are not expected, the General Partner may distribute Cash Flow, from time to time, to the Partners in proportion to the total number of Units owned by each Partner as compared to the total number of Units owned by all of the Partners, provided that the General Partner has adequately funded Working Capital Reserves to meet the future liabilities of the Company. “Cash Flow” means the excess of: (a) cash realized during any given period of time (including interest on credit extended by the Company in connection with a sale, exchange or other disposition of partnership property) by the Company from (i) the ordinary course of operating the partnership business, (ii) insurance proceeds, (iii) proceeds of financing and refinancing, (iv) proceeds of condemnation awards, (v) proceeds of sale of partnership property, and (vi) any other similar items which in accordance with federal income tax accounting principles are attributable to capital (except Capital Contributions by Partners), over; (b) Operating Expenses, the total amount of Working Capital Reserves created, and principal indebtedness and other expenses paid in connection with and out of the proceeds of any capital transaction. “Operating Expenses” means all partnership expenses paid in the ordinary course of operating the partnership business, principal and interest payments on partnership debt and any additions to the Working Capital Reserves. “Working Capital Reserves” means partnership funds set aside by the General Partner for working capital reserves for all partnership expenses, investments, debt payments, capital improvements, replacements or contingencies.

     Termination, Liquidation and Winding Up the Partnership

     The Company shall dissolve upon the earliest of the following events (each a “Liquidating Event”):

•	The unanimous written consent of all Partners;

•	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

•	The withdrawal of the sole remaining General Partner unless the Company is continued in accordance with the Limited Partnership Agreement;

•	Upon entry of a decree of judicial dissolution; or

•	There are no limited partners of the Company unless the business of the Company is continued in accordance with the Act.

     Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the partnership business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in the Limited Partnership Agreement shall continue in full force and effect until such time as the assets have been distributed and the Company is terminated. The General Partner, or if there is no General Partner, a Limited Partner designated by a majority of the Limited Partners (the “Liquidator”) shall be responsible for overseeing the winding up of the Company, shall take full account of the Company’s assets and liabilities, and shall apply and distribute the assets in kind or distribute the proceeds therefrom in the following order and priority:

•	First, to the satisfaction (whether by payment or the reasonable provision of payment thereof) of the expenses of liquidation and the expenses, debts and liabilities of the Company, excluding any loans or advances that may have been made by any Partner to the Company;

•	Second, to the repayment of any loans or advances that may have been made by any Partner to the Company, but if the amount available for such repayment shall be insufficient, then pro rata on account thereof; and

•	Third, to the balance to the Partners in proportion to their respective positive Capital Account balances (as determined after giving effect to all contributions, distributions and allocations for all fiscal years of the Company, including the fiscal year during which the dissolution of the Company occurs).

     Applicable Law

     The Limited Partnership Agreement is governed by and to be construed in accordance with the laws of the State of Delaware. The Limited Partnership Agreement is binding upon and inures to the benefit of the parties thereto and, subject to the provisions thereof, their respective heirs, executors, successors, assigns and personal representatives.

     Amendment

     The Limited Partnership Agreement may be amended by the General Partner to: (a) reflect the disposition by a Limited Partner of all or any part of such Limited Partner’s Units (subject to the provisions thereof); (b) reflect the substitution or addition of a person becoming a Limited Partner (subject to the provisions thereof); or (c) cure any ambiguity or correct or supplement any provision therein which may be inconsistent with any other provision therein. All other amendments to the Limited Partnership Agreement shall require the unanimous written consent of all the Partners.

THE AGENCY AGREEMENT

     General

     Pursuant to the Agency Agreement: (i) FNB Financial Services appointed Regency Finance and its wholly-owned subsidiary, Citizens Financial, as paying agent for the New Notes (the “Paying Agent”); (ii) FNB Financial Services appointed the Agent as sales agent for the New Notes (the “Sales Agent”); and (iii) FNB Financial Services and FNB appointed the Agent as Exchange Agent (the “Exchange Agent”) for the exchange of Outstanding Notes for corresponding New Notes.

     Paying Agent

     The Paying Agent shall: (i) give the Trustee notice of any default by FNB Financial Services or FNB (or other obligor upon the New Notes) in the making of any payment of principal or interest on the New Notes; and (ii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held in trust by the Paying Agent.

     Sales Agent

     In carrying out its function as Sales Agent, the Agent shall be strictly limited to performing the functions, and shall have the duties and obligations, set forth in this Prospectus under the headings “Plan of Distribution” and “The Agency Agreement” (collectively, the “New Sales Duties” and, together with the New Paying Agent Duties, the “New Note Duties”). FNB Financial Services shall deliver to the Sales Agent copies of this Prospectus, together with any and all amendments or supplements thereto, for distribution by the Sales Agent to prospective purchasers of the New Notes and Holders of Outstanding Notes considering the Exchange Offer.

     Exchange Agent

     The Exchange Agent will perform such duties, and only such duties, as are specifically set forth in the section of this Prospectus captioned “The Exchange Offer,” the Letter of Transmittal or the Agency Agreement. Letters of Transmittal received by the Agent shall be stamped by the Agent as to the date of receipt and shall be preserved by the Agent for a period of time at least equal to the period of time the Agent preserves other records pertaining to the transfer of the New Notes and the FNB Notes (together, the “Securities”). The Agent will examine each of the Letters of Transmittal and FNB Notes and any other documents received by it from Holders of FNB Notes, to ascertain whether: (i) on their face the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein, and (ii) the FNB Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the FNB Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, the Agent will endeavor to inform the tendering Holder of the need for fulfillment of all requirements, and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     Tenders of Outstanding Notes may be made only as set forth in the section of this Prospectus captioned “The Exchange Offer – Procedures for Tendering FNB Notes,” and pursuant to properly completed and executed Letters of Transmittal, and FNB Notes shall be considered properly tendered only when tendered in accordance with the procedures set forth therein. With the approval of an authorized officer of Regency Consumer Financial Services Inc., the general partner of FNB Financial Services (the “General Partner”), an authorized officer of FNB or any other person designated in writing by FNB Financial Services or FNB (each a “Designated Officer”), the Exchange Agent is authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer. Notwithstanding the provisions of this paragraph, Outstanding Notes that any Designated Officer shall approve as having been properly tendered shall be considered to be properly tendered.

     If requested by FNB Financial Services or FNB, the Exchange Agent shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to such person or persons as FNB Financial Services and FNB may request, daily (and more frequently during the week immediately preceding the Expiration Date), as to the aggregate principal amounts by series, maturities and account numbers, of Outstanding Notes which have been tendered pursuant to the Exchange Offer and the items received by the Agent pursuant to the Agency Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, the Exchange Agent will also inform, and cooperate in making available to FNB Financial Services and

FNB such other information as FNB Financial Services or FNB reasonably requests. Such cooperation shall include, without limitation, the granting by the Exchange Agent to FNB Financial Services and FNB, and any person as FNB Financial Services and FNB may reasonably request, of access to those persons on the Exchange Agent’s staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, FNB Financial Services and FNB shall have received information in sufficient detail to enable them to decide whether or not to extend the Exchange Offer. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount by series, maturities and account numbers, of Outstanding Notes tendered, and the aggregate principal amount by series, maturities and account numbers, of Outstanding Notes accepted, and deliver said lists to FNB Financial Services and FNB promptly after the Expiration Date.

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, FNB Financial Services will immediately notify the Exchange Agent of its acceptance of, and will promptly exchange all, Outstanding Notes properly tendered for corresponding New Notes. The Exchange Agent, on behalf of FNB Financial Services and FNB, will exchange such Outstanding Notes for corresponding New Notes provided to the Exchange Agent by or on behalf of FNB Financial Services, and cause such Outstanding Notes to be canceled. Each New Note delivered on behalf of FNB Financial Services by the Exchange Agent to a tendering Holder of an Outstanding Note shall be in the exact principal amount and of the particular series and both the original and remaining maturities of New Note directly corresponding to the principal amount and series and both the original and remaining maturities of Outstanding Note so tendered; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal or facsimile thereof), and any other required documents.

     Tenders pursuant to the Exchange Offer are irrevocable, subject to the terms and upon the conditions set forth in this Prospectus and the Letter of Transmittal. The Exchange Agent shall advise FNB Financial Services and FNB with respect to any Outstanding Notes received subsequent to the Expiration Date, and accept their instructions with respect to disposition of such Outstanding Notes.

     If, pursuant to the Exchange Offer, FNB Financial Services does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in this Prospectus under the caption “The Exchange Offer – Conditions to the Exchange Offer” or otherwise, the Exchange Agent shall promptly return those Outstanding Notes not accepted for exchange, together with any related required documents and the Letters of Transmittal relating thereto in the Exchange Agent’s possession, to the Outstanding Noteholders who tendered them. All unaccepted Outstanding Notes, and New Notes issued in exchange for Outstanding Notes, shall be forwarded by first class, certified mail, return receipt requested, or other appropriate means as determined by the Agent in its discretion.

     The Agent’s Compensation and Indemnification

     The Agent shall be responsible for the payment of all fees, charges and out-of-pocket expenses incurred by FNB Financial Services and FNB in connection with the Exchange Offer and the offering of New Notes, and by the Agent in performing its duties under the Agency Agreement; provided, however, that the Agent may be reimbursed by FNB Financial Services or FNB for such fees, charges and out-of-pocket expenses as FNB Financial Services or FNB and the Agent may agree from time to time. The Agent shall not be compensated for its services and the performance of its duties. FNB Financial Services and FNB shall indemnify and hold harmless the Agent against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof) that arise (i) out of, or are based upon, any untrue statement or alleged untrue statement of any material fact as set forth in this Prospectus, or (ii) out of an omission or alleged omission from this Prospectus of any statement or information necessary to make the statements therein not misleading, and FNB Financial Services and FNB shall further reimburse any legal or other expenses reasonably incurred by the Agent in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither FNB Financial Services nor FNB will be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or-is based upon any untrue statement or alleged untrue statement made or furnished in reliance upon and in conformity with written information furnished by the Agent specifically for use therein; and provided, further, that this indemnity with respect to any untrue statement or omission in this Prospectus shall not inure to the benefit of the Agent on account of any loss, claim, damage or liability arising from the sale of New Notes by the Agent or the exchange of New Notes for Outstanding Notes to any person if a copy of this Prospectus shall not have been sent or given by or on behalf of the Agent to such person at or prior to the written confirmation of the sale of New Notes to such person or the exchange of New Notes for Outstanding Notes of such person. This indemnity is in addition to any liability which FNB Financial Services or FNB may otherwise have.

     The Agent shall indemnify and hold harmless FNB Financial Services and FNB against any and all losses, claims, damages and liabilities arising out of (i) any written information set forth in this Prospectus which was furnished by the Agent, (ii) the failure of the Agent to deliver a copy of this Prospectus to a purchaser of any of the New Notes for cash or through the exchange of Outstanding Notes for New Notes at or prior to written confirmation of the sale of any of the New Notes to such purchaser, (iii) the Agent’s failure to comply with the “blue sky” laws of any jurisdiction in which FNB Financial Services or FNB would be liable therefor or (iv) the Agent’s breach of any representation, warranty or covenant contained in the Agency Agreement.

     Miscellaneous

     FNB Financial Services shall timely prepare and distribute to the Holders of the New Notes and the Internal Revenue Service (the “IRS”), IRS Forms 1099 and such other forms and reports as may be required pursuant to applicable law. All information necessary to prepare such forms and reports which is held by the Agent shall be delivered to FNB Financial Services in a timely fashion so as not to hinder FNB Financial Services in meeting its obligations hereunder.

     The Agency Agreement shall remain in full force and effect until the earlier of (i) such time as the principal of and interest on all New Notes outstanding under the New Indenture shall have been paid, and (ii) the effective date of the resignation or removal of the Agent in accordance with that agreement.

     The Agent may resign from, and may be removed from, the performance of all of, the New Sales Duties, the New Paying Agent Duties and/or the Exchange Agent Duties upon 60 days’ written notice. No such resignation or removal shall take effect until the acceptance of appointment of a successor agent for such duties. Any corporation or association into which the Agent may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which it is a party, shall be and become successor agent hereunder invested with all of the rights, powers, trusts, duties and obligations of the Agent hereunder, without the execution or filing of an instrument or any further act.

     The Agency Agreement constitutes the entire agreement among the parties with respect to its subject matter, and any prior agreements or understandings between any of the parties to that agreement relating to such subject matter are superceded to the extent inconsistent with the Agency Agreement; provided, however, that for purposes of clarity, the Agency Agreement dated as of January 1, 1994 by and between FNB and Regency Finance Company, as Agent, with respect to Regency Finance’s service as paying and sales agent for the Outstanding Notes, shall continue in full force and effect except as modified by the Agency Agreement. The Agency Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue thereof. The Agency Agreement shall be binding upon and shall inure to the benefit of the parties and respective permitted successors and assigns.

DESCRIPTION OF THE NOTES

     General

     We will issue the New Notes under the New Indenture. The Outstanding Notes were issued under the Existing Indenture. The material terms, provisions and covenants contained in the Notes and the Indentures are described below.

     The Notes are subordinate in right of payment to our senior indebtedness, as described below under “-General Provisions Applicable to All Notes-Subordination.” The Indentures do not limit our incurrence of senior indebtedness or any other debt, secured or unsecured, nor do they contain any terms which would afford protection to Holders of the Notes issued thereunder in the event we undergo a recapitalization, change in control, highly leveraged transaction or restructuring.

     FNB has fully and unconditionally guaranteed the New Notes pursuant to the Guaranty. See “ – The Guaranty of the New Notes.” Because FNB is a holding company, its rights and the rights of its creditors, to participate in the distribution of the assets of any of its subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of its subsidiaries’ creditors (including depositors in its bank subsidiary), except to the extent that FNB may itself be a creditor with recognized claims against the subsidiary.

     The following information describes the material terms and conditions of the Notes. The terms of the Notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended as in effect on the dates of the Indentures. The Notes are subject to all such terms, and we refer you to the Indentures and the Trust Indenture Act for a statement of them.

     Term Notes

     We are offering New Term Notes with maturities of 3, 6, 9, 12, 15, 18, 21, 24, 27, 30, 36, 48, 60, 84 and 120 months. We will determine the rate of interest payable on such New Term Notes, which will vary from time to time. The minimum principal amount for which New Term Notes are offered is $500, and we may from time to time offer New Term Notes with higher interest rates if higher minimum purchase amounts are met. The rate of interest at the time of purchase will be the rate payable throughout the original term of a Term Note.

     Interest on the Term Notes will accrue daily. You may elect to have the interest on a 3 or 6 month Term Note paid monthly by check mailed to you or at maturity. You may elect to have the interest on any other Term Note paid monthly or quarterly by check mailed to you or compounded quarterly at the rate of the Term Note.

     Automatic Renewal of Term Notes

     Not later than 15 days before the maturity of a Term Note, we will send you a renewal notice by first-class mail. The renewal notice will advise you of the term and maturity date of the Term Note and the interest rate being paid on the Term Note. The notice will also state that you may elect, at any time prior to the fifth day following the maturity date, to redeem the Term Note effective as of its maturity, without penalty. The notice will provide a telephone number that you may call to obtain current interest rate information at the time of the Term Note’s maturity, and will be accompanied by any applicable supplement or amendment to this Prospectus, or any other prospectus that is then in effect relating to the Term Notes.

     Unless you notify us in writing prior to the fifth day following a Term Note’s maturity that you elect to have the Term Note redeemed, the Term Note will automatically be renewed for an additional term, equal in duration to its original term, at the rate of interest then in effect for Term Notes of comparable maturity. All of the other terms and conditions applicable to a Term Note when issued will also apply during each renewal term. As a result of this automatic renewal feature, each Term Note is in effect a perpetual security that will remain outstanding until either you elect to have the Note redeemed or we elect to redeem it. See “Redemption of Term Notes at Option of Holder” immediately below and “General Provisions Applicable to All Notes — Optional Redemption by Us.”

     Redemption of Term Notes at Option of Holder

     You may at any time elect to have us redeem a Term Note, in whole or in part, provided that a partial redemption may not reduce the principal amount of the Term Note below $500 and that you will be subject to forfeiting some of the interest paid or payable on the Term Note if you redeem a Term Note prior to its maturity, as follows:

•	if you elect to have a Term Note with a maturity of 12 months or less redeemed prior to maturity, you will forfeit three months of interest earned, or that could have been earned, on the amount redeemed;

•	if you elect to have a Term Note with a maturity of between 15 and 30 months redeemed prior to maturity, you will forfeit six months of interest earned, or that could have been earned, on the amount redeemed; and

•	if you elect to have a Term Note with a maturity of in excess of 30 months redeemed prior to maturity, you will forfeit nine months of interest earned, or that could have been earned, on the amount redeemed.

     These forfeiture provisions will apply regardless of the length of time that you have owned the Term Note prior to electing to have it redeemed. If necessary, we will deduct interest already paid to you from the amount redeemed.

     Term Notes may be redeemed before maturity without forfeiture of interest upon the death of the Holder or if the Holder is determined to be legally incompetent, as determined by a court with appropriate jurisdiction. We may require you to give us no less than 30 days’ prior written notice, by first class mail, of an election to redeem a Term Note prior to its maturity. You must specify in the notice the principal amount of the Term Note to be redeemed and the redemption date.

     We will waive any interest penalty which would otherwise be imposed upon an exchange of Outstanding Term Notes for corresponding New Term Notes pursuant to the Exchange Offer.

     Daily Notes

     We will issue New Daily Notes in the minimum original principal amount of $50. You may increase or decrease the principal amount of a Daily Note by making additional purchases or partial redemptions. Each partial redemption must be in the minimum amount of $50 and may not reduce the principal amount of the Daily Note below $50. At your request, we will record on the Daily Note any adjustments to the principal amount effected through additional purchases or partial redemptions.

     If you redeem a Daily Note in full, you must surrender the Daily Note to us and we will then pay you the outstanding principal amount thereof, together with any accrued but unpaid interest. We may require you to give us at least 30 days’ prior written notice, by first class mail, of your election to have the Daily Note redeemed. You must specify in the notice the principal amount of the Daily Note to be redeemed and the redemption date.

     We will determine the interest rates payable on the Daily Notes. The interest rate may increase or decrease on a monthly basis. We will make each adjustment, if any, to the interest rate on the first day of the month. The interest rate, once adjusted, will be effective on the first day of each month and will remain in effect until next adjusted by us. Interest will be accrued daily and compounded quarterly.

     Special Daily Notes

     The Special Daily Notes have terms substantially identical to the terms of the Daily Notes, with the following exceptions:

•	we may from time to time establish minimum investments that may be made in the Special Daily Notes;

•	at the time of sale of a Special Daily Note, we may establish a minimum principal amount with respect to which a Holder may elect to have the Special Daily Note redeemed; and

•	the interest rates payable on Special Daily Notes will generally exceed the interest rates payable on Daily Notes.

     The Guaranty of the New Notes

     Pursuant to the Guaranty, FNB irrevocably, absolutely and unconditionally guarantees to the New Noteholders and the Trustee: (a) the full and prompt payment of the principal of all of the New Notes and of the interest thereon at the rate therein stipulated and all other amounts owing to the New Noteholders by the Company, when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, and (b) the full and prompt performance and observance by the Company and the General Partner of each and all of the covenants and agreements required to be performed or observed by each of them under the terms of the New Notes and the New Indenture, in each and every case irrespective of the validity, regularity or enforcement of any of the New Notes or the New Indenture or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clauses being referred to herein as the “Guaranteed Obligations”). The guaranty of the New Notes is a guaranty of the immediate and timely payment of the principal, interest and all other amounts owing to the New Noteholders and the Trustee under the New Notes and the New Indenture when and as the same are due and payable and shall not be deemed to be a guaranty only of the collectibility of such payments and consequence thereof each New Noteholder and the Trustee may sue FNB directly upon such principal, interest and other amounts becoming so due and payable.

     The Guaranteed Obligations shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest and all other sums due to the New Noteholders and the Trustee pursuant to the New Notes or the New Indenture shall have been fully and finally paid and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition. Without limiting any of the other terms or provisions of the Guaranty, it is understood and agreed that in order to hold FNB liable thereunder, there shall be no obligation on the part of any Holder of any New Note or the Trustee to resort, in any manner or form, for payment, to the Company, to any other person or to the properties or estates of any of the foregoing. All rights of the New Noteholders pursuant thereto, and of the New Noteholders and Trustee pursuant to the New Indenture and under the Guaranty shall be considered to be transferred or assigned upon the valid transfer of such New Notes on the books of the Company. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had under the Guaranty as and when, from time to time, the Company shall default under the terms of the New Notes or the New Indenture. The Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

     Each of the rights and remedies granted under the Guaranty to each New Noteholder and the Trustee may be exercised by such New Noteholder and the Trustee without notice to, the consent of or any other action by, any other New Noteholder or the Trustee, subject to the terms of the New Indenture. Each New Noteholder and the Trustee may proceed to protect and enforce the Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in the Guaranty or in execution or aid of any power granted in the Guaranty, subject to the terms of the New Indenture; or for the recovery of judgment for the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law, subject to the terms of the New Indenture.

     The obligations of FNB under the Guaranty shall not be discharged nor shall FNB liability be affected by any reduction occurring in, or any arrangement being made relating to any of the Company’s liabilities to one or more New Noteholders or the Trustee as a result of any arrangement or composition made pursuant to any provisions of any applicable bankruptcy or insolvency laws or any analogous provision or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of any administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Company or over all or a substantial part of the Company, and FNB hereby agrees that the amount recoverable by the New Noteholders or the Trustee from FNB hereunder will be and will continue to be the full amount which would have been recoverable by the New Noteholders or the Trustee from the Company in respect of the Company’s liabilities had no such arrangement or composition as aforesaid been entered into.

     In the event that FNB shall be required to make any payment to any New Noteholder or the Trustee pursuant to the provisions of the Guaranty, FNB shall, in addition to such payment, pay to such New Noteholder or the Trustee such further amount as shall be sufficient to cover the reasonable costs and expenses of collection of the New Noteholder or the Trustee, including, without limitation, the reasonable costs and expenses of attorneys or financial advisors incurred in connection with the evaluation and enforcement of any rights hereunder and any reasonable expenses or liabilities incurred by any New Noteholder or the Trustee hereunder. FNB’s obligation to pay such costs and expenses shall survive the payment of the New Notes, provided that FNB shall not be required to pay any further amounts, costs, expenses or liabilities than have otherwise been paid pursuant to the terms of the Guaranty.

     To the extent of any payments made under the Guaranty, FNB shall be subrogated to the rights of the New Noteholder or the Trustee receiving such payments, but FNB covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any New Noteholders or the Trustee for which full payment has not been made or provided for and, to that end, FNB agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by FNB in accordance with the provisions of the Guaranty unless and until all of the New Notes and all other sums due or payable under the Guaranty have been fully paid and discharged.

     In respect of the obligations of the Company under the New Notes and the New Indenture, the Guaranty shall be binding upon and inure to the benefit of the New Noteholders and the Trustee (and for this purpose FNB may treat the person in whose name any New Note is registered in the register maintained by the Company as the owner and Holder of such New Note for all purposes whatsoever and FNB shall not be affected by notice to the contrary). In respect of all other obligations of the Company guaranteed by the Guaranty, the Guaranty shall be binding upon and inure to the benefit of the respective successors and assigns of FNB and of any New Noteholder and the Trustee. The Guaranty shall without further consent of FNB, pass to, and may be relied upon and enforced by, any successor or assignee of any New Noteholder and any transferee or subsequent registered Holder of any New Note and the Trustee.

     General Provisions Applicable to All Notes

     Optional Redemption by Us

     Under each Indenture, the Daily Notes and the Special Daily Notes not otherwise designated as a separate series by year each constitute a separate series, and the Term Notes of each maturity not otherwise designated as a separate series by year also each constitute a separate series of the Notes. We have the right, at our option, to redeem, in full or partially, any or all series of New Notes at any time. Each series of Outstanding Notes issued prior to Series 2003 cannot be partially redeemed. Any partial redemption of a series of Outstanding Notes in accordance with their terms must be made ratably on all Outstanding Notes of the particular series being partially redeemed, while any partial redemption of New Notes of a particular series may be made ratably or by lot or in any other equitable fashion. Interest on the Notes will continue to accrue until the date of redemption and no premium will be paid in connection with a redemption. We will give you at least 30 days’ prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of a Note to be redeemed and the redemption date. Once we notify you of a redemption, the principal amount of the Note specified in such notice, together with accrued and unpaid interest to the redemption date, will become due and payable on the redemption date.

     Subordination

     The indebtedness evidenced by the Notes is subordinate to the prior payment when due of the principal of and interest on all Senior Indebtedness (as defined below). Upon the maturity of any Senior Indebtedness, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Notes. During the continuance of any default in payment of principal of (or premium, if any) or interest or sinking fund on any Senior Indebtedness, or any other event of default with respect to Senior Indebtedness pursuant to which the holders thereof have accelerated the maturity thereof, no direct or indirect payment may be made or agreed to be made by us on or in respect of the Notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the Notes will be subordinated, to the extent and in the manner set forth in each Indenture, to the prior payment in full of all Senior Indebtedness. The Indentures do not limit our ability to increase the amount of Senior Indebtedness or to incur any additional indebtedness in the future that may affect our ability to make payments under the Notes. Except as described above, our obligation to make payment of principal or interest on the Notes will not be affected. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of ours may recover more, ratably, than Holders of the Notes.

     “Senior Indebtedness” means Indebtedness of the Issuer or the Guarantor outstanding at any time, other than Indebtedness of the Issuer or the Guarantor to each other or to a Subsidiary for money borrowed or advanced from the other or from any such Subsidiary or Indebtedness which by its terms is not superior in right of payment to the Notes, provided, however, that for purposes of clarity, the obligations of the Guarantor under the Guaranty with respect to the Indebtedness represented by the New Notes shall be pari passu with the Indebtedness of the Guarantor under the Existing Indenture. “Indebtedness” means (1) any debt of the Guarantor (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (2) any debt of others described in the preceding clause (1) which the Issuer or the Guarantor has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.

     Defaults and Remedies

     The term “Events of Default” when used in either Indenture means any one of the following:

•	our failure to pay interest that continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the Notes when due (whether or not prohibited by the subordination provisions);

•	our failure to perform any other covenant or breach of any warranty that continues for 60 days after we receive written notice of such failure or breach;

•	the default under any instrument governing indebtedness of us or any subsidiary for money borrowed or guaranteed that constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or that has resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after we receive written notice thereof, and

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries.

     Each Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, mail to Noteholders notice of all uncured defaults known to it (the term “default” for this purpose only means the happening of any Event of Default specified above, excluding grace periods). Except in the case of default in the payment of principal of or interest on any of the Notes, the Trustee will be protected in withholding notice of default if it in good faith determines that the withholding of such notice is in the interest of the Holders.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of any series of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by the Holders), may declare the principal of and all accrued interest on all the Notes of such series to be due and payable immediately. The Holders of a majority in principal amount of such series of Notes may rescind such declaration if (1) we have paid or deposited with the Trustee a sum sufficient to pay all overdue interest on such series of Notes and principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and (2) all existing Events of Default have been cured or waived.

     Defaults (except, unless cured, a default in payment of principal of or interest on the Notes or a default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected) may be waived by the Holders of a majority in principal amount of a series of Notes (with respect to such series) upon the conditions provided in the applicable Indenture.

     Each Indenture requires us to file periodic reports with the Trustee as to the absence of defaults.

     Our directors, officers, employees and shareholders, as such, will not have any liability for any of our obligations under the Notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

     Consolidation, Merger, Conveyance, Transfer or Lease

     We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation unless the successor corporation assumes all of our obligations under the Indentures and the Notes and certain other conditions are met. Thereafter all of our such obligations will terminate and the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made will succeed to all of our rights, powers and obligations under the Indentures.

     Each Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, a subsidiary, or any successors, or mergers or consolidations involving a subsidiary, or sales or transfers of assets substantially as an entirety by any subsidiary. We may, with respect to any subsidiary that is not a Principal Member Bank (as defined in the Indentures), (1) dispose of any shares of stock or (2) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either our pro rata interest in the subsidiary is maintained or we own no shares of the subsidiary immediately after the transaction. The Indentures do not prohibit such dispositions if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by us of any entity, or if the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a subsidiary (including any entity which upon such investment becomes a subsidiary) engaged in a business legally permissible for bank holding companies.

     Service Charges

     The Company may require payment of a service charge along with a sum sufficient to cover any tax or governmental charge payable in connection with any transfer of the New Notes. We will charge a fee of $20.00 per hour to research prior transactions relating to the Notes, and a fee of $0.20 per page for any copies of documents we furnish in response to a Noteholder’s request.

     Modification of the Indentures

     We and the Trustee may supplement or amend each Indenture under certain specified circumstances, without the consent of any Holder, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to us or the Trustee, to add to our covenants for the benefit of the Holders or provide additional Events of Default, to secure the Notes, or to add any other provisions with respect to matters or questions arising thereunder which we and the Trustee deem necessary or desirable and which do not adversely affect the interests of the Holders. Otherwise, our rights and obligations and the rights of the Holders may be modified by us and the Trustee only with the consent of the Holders of a majority in principal amount of each series of Notes then outstanding.

     Consumer Finance Subsidiary as Our Selling Agent, Paying Agent and Exchange Agent

     Regency Finance and its wholly-owned subsidiary, Citizens Financial, will act as our Selling Agent, Paying Agent and Exchange Agent. All payments for Notes will be made to Regency Finance or Citizens Financial, as our agent, and Regency Finance or Citizens Financial will make all principal and certain interest payments to Noteholders, as our agent.

     Notes Nonnegotiable

     The Notes are nonnegotiable and no rights of ownership may be transferred by mere endorsement and delivery of a Note to a purchaser. All transfers and assignments of Notes may be made only at the offices of Regency or Citizens upon presentation of the Note and recordation of such transfer or assignment in our books.

     Orders Subject to Acceptance

     We may reject any order, in whole or in part, for any reason. We anticipate that we would only reject an order if the order was for a large amount of Notes relative to our funding requirements. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once we accept your order, we will promptly deposit the funds into our account.

     Satisfaction and Discharge of Indentures

     Each Indenture will be discharged and cancelled upon payment of all securities issued under that Indenture, including the Notes, or upon deposit with the Trustee, within not more than one year prior to the maturity of all the outstanding securities issued under an Indenture, of funds sufficient for such payment or redemption.

     The Trustee

     The Trustee under each Indenture is J.P. Morgan Trust Company, National Association. Notices to the Trustee should be directed to One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219.

     The Holders of a majority in principal amount of all outstanding series of Notes issued under each Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under that Indenture, provided that such direction would not conflict with any rule of law or with the Indenture, would not be prejudicial to the rights of another Holder and would not subject the Trustee to personal liability. Each Indenture provides that in case an Event of Default should occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders unless they shall have offered to the Trustee security and indemnity satisfactory to it.

USE OF PROCEEDS

     The total principal amount of New Notes we expect to issue in this offering is $350 million. We intend to use the proceeds from the sale of New Notes as advances to FNB’s consumer finance subsidiary, Regency Finance, to fund its lending and purchasing activities, and for FNB’s general corporate purposes, including mergers and acquisitions. Pursuant to the Agency Agreement, Regency Finance has agreed to pay the expenses of the offering of New Notes, including the expenses of the Exchange Offer, unless otherwise agreed. We will receive no proceeds from the renewal of Outstanding Notes or from the Exchange Offer.

PLAN OF DISTRIBUTION

     We offer the Notes through bona fide officers and employees of Regency Finance, our consumer finance affiliate, and its wholly-owned subsidiary, Citizens Financial. These officers and employees will not receive any commissions or direct or indirect compensation in connection with the sale of the Notes. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     We will market the New Notes through the use of newspaper advertisements and signs in the Regency offices and through the provision of copies of this Prospectus to customers who inquire about purchasing the New Notes. We will not market any of the Notes through any mass mailings, telephone calls or other personal solicitation.

THE EXCHANGE OFFER

     Purpose of the Exchange Offer

     The purpose of the Exchange Offer is to minimize the overall long-term expenses associated with the sale of the Notes, while aligning the duties of persons with obligations under the New Notes more closely with the interests of the New Noteholders.

     To better reflect its growth into and strengthen its presence there, Regency Finance is relocating its executive offices, along with many of the core treasury functions of FNB Financial Services necessary to administer the New Note program, to Ohio. This relocation will also make additional space available at FNB corporate headquarters. With respect to other expenses of the Note program, presently FNB as issuer of the Outstanding Notes is required to withhold from payments to its Outstanding Noteholders the Pennsylvania Corporate Loans Tax; however, rather than pass this tax through to its Outstanding Noteholders as contemplated by the Pennsylvania tax statute, FNB historically has paid the tax itself. With the formation of a new issuer organized as a Delaware limited partnership, together with the relocation of many of the core treasury functions of FNB Financial Services to the new Regency Finance executive offices in Ohio, FNB believes that the Pennsylvania Corporate Loans Tax will not apply to the Company, and will no longer apply to FNB and the New Noteholders, unless and until the Company defaults on its obligations under the New Notes and resort is made by the New Noteholders or the Trustee to FNB’s Guaranty. To the extent that Outstanding Noteholders who reside in Pennsylvania exchange their Outstanding Notes for corresponding New Notes, the amount of the Pennsylvania Corporate Loans Tax currently being paid by FNB will be reduced, resulting in annual savings to FNB.

     The duties of persons with obligations under the New Notes will be aligned more closely with the interests of the New Noteholders because FNB Financial Services is organized as a limited partnership under Delaware law. Under the Delaware Revised Uniform Limited Partnership Act, a limited partnership agreement may expand, restrict or generally eliminate duties of partners, to the extent set forth in the agreement. The Limited Partnership Agreement requires the General Partner to comply, and cause the Company to comply, with their respective obligations under the New Notes and the New Indenture, and the New Noteholders and the Trustee are named as express third party beneficiaries of the Limited Partnership Agreement, subject to the remedial provisions of the New Indenture; provided, however, that in no event shall the General Partner be responsible for the payment of interest on the New Notes.

     Terms of the Exchange Offer

     Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept for exchange Outstanding Notes which are properly tendered on or before the expiration date as permitted below. As used in this Prospectus, the term “expiration date” means 5:00 p.m., New York City time, on March 1, 2006. However, if we, in our sole discretion, have extended the period of time for which the Exchange Offer is open, the term “expiration date” means the latest time and date to which we extend the Exchange Offer. As of December 31, 2004, $183,342,905 aggregate principal amount of the Outstanding Notes is outstanding, consisting of $74,187,268 of Outstanding Term Notes and $109,155,637 of Outstanding Daily Notes. There are no Outstanding Special Daily Notes, so no New Special Daily Notes will be issued in the Exchange Offer. Directors, executive officers, employees and agents of the Company, FNB, the Agent or any of their affiliates may purchase the New Notes and may participate in the Exchange Offer on substantially the same bases as other Noteholders.

     Our obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to the conditions set forth below under “- Conditions to the Exchange Offer.” Our acceptance of the tender of Outstanding Notes by a tendering Holder will form a binding agreement upon the terms and subject to the conditions provided in this Prospectus and in the accompanying Letter of Transmittal.

     Extensions, Delay in Acceptance, Termination or Amendment

     We reserve the right to extend the period of time during which the Exchange Offer is open. Any Outstanding Notes not accepted for exchange will be promptly returned to the tendering Holder. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under “- Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Outstanding Notes as promptly as practicable.

     Procedures for Tendering Outstanding Notes

     To tender Outstanding Notes in the Exchange Offer, physical delivery of Term Notes and Daily Note Registers representing Outstanding Daily Notes, as well as a properly completed and duly executed copy or manually signed facsimile of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its specified address prior to the Expiration Date. The method of delivery of the Letter of Transmittal, Term Notes and Daily Note Registers representing Outstanding Daily Notes and all other required documents to the Exchange Agent, is at the election and risk of the Holder tendering Outstanding Notes. If such delivery is made by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested and that sufficient time should be allowed to assure timely delivery. No alternative, conditional or contingent tenders of Outstanding Notes will be accepted. A tender will be deemed to have been received as of the date when the tendering Holder’s properly completed and duly signed Letter of Transmittal accompanied by the Outstanding Notes is received by the Exchange Agent. The Letter of Transmittal, Outstanding Term Notes and Daily Note Registers representing Outstanding Daily Notes and any other required documents should be sent only to the Exchange Agent, not to the Company or the Trustee.

     The signature of the Holder on the Letter of Transmittal must correspond with the name as written on the face of the Outstanding Term Note(s) and/or Daily Note Register(s) representing Outstanding Daily Note(s) tendered, without alteration. If any of the Outstanding Notes tendered hereby are registered in the name of two or more Holders, any such Holder may sign the Letter of Transmittal. If any Outstanding Notes to be tendered for exchange are registered in a different name from the Holder signing the Letter of Transmittal, it will be necessary to complete, sign and submit as many separate copies of the Letter of Transmittal and any necessary accompanying documents as there are different names in which such Outstanding Notes are held. If the Letter of Transmittal or any Outstanding Term Notes or Daily Note Registers representing Outstanding Daily Notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

     Although the Company believes no transfer taxes will apply to the exchange of Outstanding Notes pursuant to the Exchange Offer, it reserves the right to require the tendering Holder to pay any transfer tax which may apply for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Outstanding Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders of Outstanding Notes will not be considered valid. The Company reserves the absolute right to reject any and all tenders of Outstanding Notes that are not in proper form or the acceptance of which, in the Company’s opinion, may be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. The Company’s interpretations of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Outstanding Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Outstanding Notes shall not be deemed to have been made until all defects or irregularities have been waived by the Company or cured. A defective tender (which defect is not waived by the Company or cured) will not constitute a valid tender of Outstanding Notes and will not entitle the Holder to New Notes. None of the Company, FNB, the Trustee, the Exchange Agent or any other person will be under any duty to give notice of any defect or irregularity in any tender of any Outstanding Notes, or incur any liability to Holders for failure to give any such notice.

     The Company reserves the right, in its sole discretion, to amend or waive, in whole or in part and at any time or from time to time, any of the conditions to the Exchange Offer.

     Any Holder whose Outstanding Term Notes or Daily Note Registers representing Outstanding Daily Notes have been mutilated, lost, stolen or destroyed should write to or telephone the Exchange Agent at the address or telephone number set forth below under the heading “- Exchange Agent” and on the front cover of the Letter of Transmittal. Questions relating to the procedure for tendering Outstanding Notes and requests for assistance or additional copies of the Prospectus, the Letter of Transmittal or other documents should also be directed to the Exchange Agent.

     Representations of Signatory to Letter of Transmittal

     By executing a Letter of Transmittal, the signatory acknowledges receipt of this Prospectus and the Letter of Transmittal and instructions thereto, which together constitute the Company’s offer to exchange the Outstanding Notes for the corresponding New Notes of the Company, which have been fully and unconditionally guaranteed by F.N.B. Corporation and registered under the Securities Act, upon the terms and subject to the conditions set forth in the Exchange Offer.

     Upon those terms and subject to those conditions, the signatory of a Letter of Transmittal thereby tenders to the Company the Outstanding Notes indicated on that Letter of Transmittal. Subject to, and effective upon, the acceptance for exchange of the Outstanding Notes tendered, the signatory thereby exchanges, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to such Outstanding Notes. The signatory also hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the signatory (with full knowledge that the Exchange Agent also acts as the agent of the Company and F.N.B. Corporation) with respect to such Outstanding Notes, with full power of substitution (such power-of-attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Outstanding Notes and all evidences of authenticity for transfer of ownership on the books of the Company, F.N.B. Corporation and the Trustee under the Indentures, and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Outstanding Notes, all in accordance with the terms of and conditions of the Exchange Offer as described in this Prospectus.

     The signatory also represents and warrants that he, she or it has full power and authority to tender, exchange, assign and transfer the Outstanding Notes tendered, and to acquire corresponding New Notes issuable upon the exchange of such Outstanding Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to such Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The signatory also warrants that he, she or it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent, the Company or FNB to be necessary or desirable to complete the exchange, assignment and transfer of the Outstanding Notes tendered.

     The signatory recognizes that as a result of the conditions under the caption “The Exchange Offer-Conditions to the Exchange Offer” (which may be waived by the Company, in whole or in part at any time or from time to time in the sole discretion of the Company), the Company may not be required to exchange any of the Outstanding Notes tendered and, in such event, the Outstanding Notes not exchanged will be promptly returned to the signatory at the address shown on the records of the Company.

     By signing a Letter of Transmittal, the signatory also represents that he, she or it, understands that tenders of the Outstanding Notes pursuant to any one of the procedures described under “The Exchange Offer—Procedures for Tendering Outstanding Notes” will constitute a binding agreement between the signatory and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. The Company shall immediately accept and promptly exchange tendered Outstanding Notes for corresponding Exchange Notes upon a determination by the Exchange Agent or the Company that a tender has been validly made and there are no conditions to the Exchange Offer which have not been satisfied or waived. By signing a Letter of Transmittal, the signatory requests that Exchange Notes be issued in the same name(s) as the Outstanding Notes tendered hereby. All authority herein conferred or agreed to be conferred by the Letter of Transmittal and every obligation of the signatory under a Letter of Transmittal shall be binding upon the heirs, legal representatives, successors and assigns, executors, administrators and trustees in bankruptcy of the signatory and shall survive the death or incapacity of the signatory.

     The signatory represents that he, she or it understands that the delivery and surrender of the Outstanding Notes is not effective, and the risk of loss of the Outstanding Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of the Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Exchange Agent and the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders of Outstanding Notes will be determined by the Company in its sole discretion, which determination shall be final and binding.

     Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

     For each Outstanding Note accepted for exchange, the Holder of the Outstanding Note will receive a New Note having a principal amount equal to that of the tendered Outstanding Note. During the Exchange Offer, the interest rates on Outstanding Notes will be the same as the interest rates on corresponding New Notes.

     The issuance of New Notes for Outstanding Notes will generally be made only after timely receipt by the Exchange Agent of:

•	the Outstanding Notes; and

•	a properly completed and duly executed Letter of Transmittal and all other required documents.

     Unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering Holder of the Outstanding Notes.

     Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of the Outstanding Notes for exchange or the exchange of the New Notes for the Outstanding Notes, we determine that the Exchange Offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     In addition, we will not be obligated to accept for exchange the Outstanding Notes of any Holder that has not made to us the representations described under “- Representations of Signatory to Letter of Transmittal.”

     These conditions to the Exchange Offer are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. In addition, we will not accept for exchange any Outstanding Notes tendered, and no New Notes will be issued in exchange for any Outstanding Notes, if at such time any stop order is threatened or in effect relating to the registration statement of which this Prospectus constitutes a part or the qualification of the New Indenture under the Trust Indenture Act of 1939.

     Exchange Agent

     We have appointed Regency Finance Company as the Exchange Agent for the Exchange Offer. You should direct all executed Letters of Transmittal to the Exchange Agent at the address set forth below. You should direct questions and requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal to the Exchange Agent addressed as follows:

REGENCY FINANCE COMPANY
and its wholly-owned subsidiary,
CITIZENS FINANCIAL SERVICES, INC.,

BY MAIL, HAND OR OVERNIGHT COURIER
TO THE ADMINISTRATIVE OFFICES OF REGENCY FINANCE COMPANY LOCATED AT:
3320 EAST STATE STREET
HERMITAGE, PENNSYLVANIA 16148
(724) 983-3453
OR ONE OF THE OTHER OFFICES OF THE EXCHANGE AGENT

     IF YOU DELIVER THE LETTER OF TRANSMITTAL AND OUTSTANDING NOTES TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TO ONE OF THE OTHER OFFICES OF THE EXCHANGE AGENT, THEN YOUR DELIVERY WILL NOT CONSTITUTE A VALID TENDER OF THE OUTSTANDING NOTES.

     Fees And Expenses

     The principal solicitation for this Exchange Offer is being made by mail; however, additional solicitation may be made by telephone, facsimile or in person by bona fide officers and employees of Regency Finance. We will not pay any additional compensation to any officers or employees who engage in this solicitation. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent for reasonable out-of-pocket expenses incurred in connection with the Exchange Offer.

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees with respect to the exchange of Notes. Tendering Holders will also not be required to pay transfer taxes in the Exchange Offer. We will pay all charges and expenses in connection with the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us. We estimate these expenses to be approximately $315,000.

     Accounting Treatment

     We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize certain expenses of the Exchange Offer over the term of the New Notes under generally accepted accounting principles.

     Consequences of Failing to Exchange Outstanding Notes

     FNB is no longer offering Outstanding Notes, and reserves the right to redeem Outstanding Notes which are not exchanged for corresponding New Notes. Holders of Outstanding Daily Notes will no longer be permitted to add to the outstanding principal balance of such Notes. Any Outstanding Notes which are not exchanged for corresponding New Notes pursuant to the Exchange Offer will remain outstanding, and may be renewed or redeemed in accordance with their terms. See “Risk Factors – Risks Specific to the Exchange Offer”.

     When an Outstanding Term Note is about to mature, Regency Finance generally sends the Outstanding Term Noteholder of record a letter (the “Outstanding Term Note Maturity Letter”), which informs the Outstanding Term Noteholder of his or her rights under the terms of such Outstanding Term Note. During the Exchange Offer, each Outstanding Term Note Maturity Letter will also indicate that the Outstanding Term Noteholder may exchange his or her Outstanding Term Notes prior to maturity for corresponding New Term Notes and provide other pertinent details regarding differences between the Outstanding Notes and the New Notes and regarding the Exchange Offer. Because the interest rates on Daily Notes may change on a monthly basis, during the Exchange Offer, Regency Finance also expects to send to each Outstanding Daily Noteholder of record, from time to time during the Exchange Offer, a similar letter.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of material federal income tax consequences to United States Holders associated with the exchange of the Outstanding Notes for corresponding New Notes in the Exchange Offer and the ownership and disposition of the New Notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Holder of the Notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a Holder in light of such Holder’s particular circumstances or to Holders which are not United States Holders or are subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion is limited to investors who hold the New Notes as capital assets.

     EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER AS A RESULT OF THE EXCHANGE OF OUTSTANDING NOTES FOR CORRESPONDING NEW NOTES IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

     As used herein, “United States Holder” means a beneficial owner of the Notes who or that is, for federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or, if the trust has elected to continue to be treated as a United States person.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. We cannot assure you that the IRS will agree with our positions concerning the tax consequences of the exchange, ownership or disposition of the Notes or that any such position would be sustained. If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

     Interest

     Interest on the Notes generally will be taxable to a Holder as ordinary income as it accrues or is received in accordance with the Holder’s method of accounting for U.S. federal income tax purposes.

     Exchange Offer

     In general, a “significant modification” of a debt instrument would result in a taxable exchange of property by the holder of the debt. However, the exchange of an Outstanding Note for a corresponding New Note in the Exchange Offer should not constitute a significant modification of the Outstanding Note for United States federal income tax purposes, because the terms of the New Notes are substantially similar to the terms of the Outstanding Notes. That the New Notes are issued by FNB Financial Services and fully and unconditionally guaranteed by FNB, the obligor on the Outstanding Notes, should not constitute such a significant modification, since FNB will remain secondarily liable on the New Notes as Guarantor, and there should be no substantial impairment of the payment obligations on the Notes. Therefore, the New Note received should be treated as a continuation of the Outstanding Note in the hands of the Holder. As a result, (1) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such Holder’s Outstanding Notes; (2) the holding period of the New Notes received should include the holding period of the Outstanding Notes exchanged therefore; and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefore immediately before such exchange.

     Taxable Disposition Of The Notes

     A United States Holder will generally recognize gain or loss on the exchange (other than for a tax-free transaction such as the Exchange Offer), redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such Holder’s income) and the United States Holder’s adjusted tax basis in the Note. A United States Holder’s adjusted basis in a Note generally will be the United States Holder’s cost therefore. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the Note for more than one year (or such other holding period as may be required to qualify for long-term capital gain treatment under any future amendments to the Code). Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is, in some cases, subject to limitations.

     Backup Withholding

     A United States Holder may be subject to a backup withholding tax when such Holder receives interest and principal payments on the Notes held or upon the proceeds received upon the sale or other disposition of such Notes. Certain Holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such Holder is not otherwise exempt and:

•	such Holder fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	we are notified the Holder has furnished an incorrect TIN;

•	such Holder is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	such Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

LEGAL MATTERS

     Charles C. Casalnova, corporate counsel to F.N.B. Corporation, has rendered an opinion regarding the validity of the Notes covered by this Prospectus.

EXPERTS

     The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) for the year ended December 31, 2004, and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     FNB files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at www.sec.gov and at our website at www.fnbcorporation.com.

     We have filed a Registration Statement on Form S-4 to register with the SEC the Notes offered under this Prospectus. This Prospectus is part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to “incorporate by reference” certain information in this Prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in the Prospectus or a Prospectus Supplement. This Prospectus incorporates by reference FNB’s Annual Report on Form 10-K for the year ended December 31, 2004 (including Exhibit 13, FNB’s 2004 Annual Report to Shareholders, which contains FNB’s audited 2004 financial statements), and FNB’s Form 8-K filed January 11, 2005, January 20, 2005, February 24, 2005 and April 12, 2005.

     We further incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this Prospectus and the date the offering of the Notes is terminated. These documents contain important information about us.

     Upon request we will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Shareholder Relations, One FNB Boulevard, Hermitage, Pennsylvania 16148; (800) 555-5455, ext. 4944. These documents are also available at our website at www.fnbcorporation.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     The Delaware Code provides that a limited partnership may, and shall have the power to, indemnify any partner or other person from and against all claims and demands whatsoever.

     FNB Financial Services’ Limited Partnership Agreement provides that it shall indemnify any partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such partner is a partner of FNB Financial Services, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such partner in connection with such action, suit or proceeding, if such partner acted in good faith and in a manner such partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Limited Partnership Agreement further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the partner did not act in good faith and in a manner which the partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had reasonable cause to believe that such partner’s conduct was unlawful.

     Pursuant to its By-laws, the General Partner is required to indemnify any person who was or is an “authorized representative” of the General Partner (which means a director or officer of the General Partner, or a person serving at the request of the General Partner as a director, officer, or trustee, of another General Partner, partnership, joint venture, trust or other enterprise) and who was or is a “party” (which includes the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses (which includes attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the General Partner and, with respect to any criminal third party proceedings (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which said person reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

     Pursuant to its By-laws, the General Partner is also required to indemnify any person who was or is an authorized representative of the General Partner and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which means any threatened, pending or completed action or suit by or in the right of the General Partner to procure a judgment in its favor or investigative proceeding by the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the General Partner, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the General Partner unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that an authorized representative of the General Partner has been successful on the merits or otherwise in defense of any third party or corporate proceedings or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

     Any indemnification under the provisions of the General Partner’s By-laws summarized above (unless ordered by a court) shall be made by the General Partner only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standard of conduct or has been successful on the merits or otherwise and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

     (1) by the Board of Directors of the General Partner by a majority of a quorum consisting of directors who were not parties to such third party or corporate proceedings; or

     (2) if such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion; or

     (3) by the stockholders of the General Partner.

     Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the General Partner in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the General Partner as authorized in this Article.

     The indemnification of authorized representatives, as authorized by the provisions of the General Partner’s By-laws summarized above, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in other capacities, (2) continue as to a person who has ceased to be an authorized representative, and (3) inure to the benefit of the heirs, executors, and administrators of such a person.

     The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

•	a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful;

•	a transaction from which the director or officer derived an improper personal benefit;

•	in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s Articles of Incorporation; or

•	willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     F.N.B.’s Articles of Incorporation provide that it shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (whether brought by or in the right of F.N.B. or otherwise), arising out of their service to F.N.B. to another organization at F.N.B.’s request, or because of their positions with us. The Articles further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not F.N.B. would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

     F.N.B.’s Bylaws provide that to the fullest extent permitted by law, none of F.N.B.’s directors shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 21. Exhibits and Financial Statement Schedules.

     The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)*

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)*

4.3	Certificate of Limited Partnership of FNB Financial Services, LP*

4.4	Agreement of Limited Partnership of FNB Financial Services, LP dated as of December 3, 2004, by and between Regency Consumer Financial Services Inc. and FNB Consumer Financial Services Inc.*

4.5	Form of Indenture dated as of _________ ___, 2005, by and among FNB Financial Services, LP, as Issuer, F.N.B. Corporation, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee*

4.6	Form of FNB Financial Services, LP General Partner Certificate pursuant to the New Indenture*

4.7	Form of Nonnegotiable Subordinated Term Note, Series 2005, of FNB Financial Services, LP*

4.8	Form of Nonnegotiable Subordinated Daily Note, Series 2005, of FNB Financial Services, LP*

Exhibit No.	Description of Exhibit

4.9	Form of Nonnegotiable Subordinated Special Daily Note, Series 2005, of FNB Financial Services, LP*

4.10	Form of FNB Financial Services, LP Letter of Transmittal*

4.11	Form of Agency Agreement dated as of _________ ___, 2005, by and among FNB Financial Services, LP, F.N.B. Corporation, as Guarantor, and Regency Finance Company, as Agent*

4.12	Form of Guaranty of F.N.B. Corporation dated as of _________ ___, 2005*

4.13	Form of Acceptance of Offer for New Notes*

4.14	Form of Indenture dated as of May 15, 1992, by and between F.N.B. Corporation and J.P. Morgan Trust Company, National Association, successor trustee to Northern Central Bank, as trustee (incorporated herein by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-2, File No. 33-45888)

4.15	First Supplemental Indenture, dated as of January 1, 1994, between FNB and the Trustee (incorporated by reference to Exhibit 4.4 of FNB’s Registration Statement on Form S-3, File No. 33-61367)

4.16	Second Supplemental Indenture, dated as of October 30, 2003, between FNB and the Trustee (incorporated by reference to Exhibit 4.1 of FNB’s Form 8-K filed on October 31, 2003)

4.17	Form of Amended and Restated Officers’ Certificate setting forth the terms of FNB’s Daily Notes (incorporated by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.18	Form of Second Officers’ Certificate, dated March 18, 2003, setting forth the terms of FNB’s Term Notes Series 2003 and Special Daily Notes Series 2003 (incorporated by reference to Exhibit 4.8 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.19	Specimen of Outstanding Term Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.20	Specimen of Outstanding Daily Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-74737)

5.1	Opinion of Charles C. Casalnova re: legality*

10.1	Form of agreement regarding deferred payment of directors’ fees by First National Bank of Pennsylvania (incorporated by reference to Exhibit 10.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

Exhibit No.	Description of Exhibit

10.2	Form of agreement regarding deferred payment of directors’ fees by F.N.B. Corporation (incorporated by reference to Exhibit 10.2 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.3	Form of Deferred Compensation Agreement by and between First National Bank of Pennsylvania and four of its executive officers (incorporated by reference to Exhibit 10.3 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.4	Employment Agreement between F.N.B. Corporation and Stephen J. Gurgovits (incorporated by reference to Exhibit 10.5 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

10.5	Basic Retirement Plan (formerly the Supplemental Executive Retirement Plan) of F.N.B. Corporation effective January 1, 1992 (incorporated by reference to Exhibit 10.9 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.6	F.N.B. Corporation 1990 Stock Option Plan as amended effective February 2, 1996 (incorporated by reference to Exhibit 10.10 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.7	F.N.B. Corporation Restricted Stock Bonus Plan dated January 1, 1994 (incorporated by reference to Exhibit 10.11 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.8	F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9	F.N.B. Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.15 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.10	F.N.B. Corporation Director’s Compensation Plan (incorporated by reference to Exhibit 10.16 of the Corporation’s Form 10-Q for the quarter ended March 31, 1996)

10.11	F.N.B. Corporation 1998 Director’s Stock Option Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

10.12	F.N.B. Corporation 2001 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Form S-8 filed on June 14, 2001)

Exhibit No.	Description of Exhibit

10.13	Termination of Continuation of Employment Agreement between F.N.B. Corporation and Peter Mortensen (incorporated by reference to Exhibit 10.17 of the Corporation’s Form 10-K for the fiscal year ended December 31, 2001)

21.1	Subsidiaries of F.N.B. Corporation (incorporated herein by reference to Exhibit 21.1 of FNB’s Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney for FNB Financial Services, LP*

24.2	Power of Attorney for F.N.B. Corporation*

25.1	Form T-1*

     • Previously filed.

Item 22. Undertakings

     (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on March 31, 2005.

FNB FINANCIAL SERVICES, LP

By:	Regency Consumer Financial Services Inc., its General Partner
By:	/s/ Donald W. Phillips, Jr.

Donald W. Phillips, Jr., President
(principal executive officer)

By:	/s/ Gary L. Boggs

Gary L. Boggs, Treasurer
(principal financial and accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board and	March 31, 2005

Donald W. Phillips, Jr.	President

*	Director	March 31, 2005

Gary L. Boggs

*	Director	March 31, 2005

Karen T. Severino

*By:	/s/ Donald W. Phillips, Jr.

Donald W. Phillips, Jr.

Attorney in Fact

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, State of Pennsylvania, on March 31, 2005.

F.N.B. CORPORATION

By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits, President and
Chief Executive Officer
(principal executive officer)

By:	/s/ Brian F. Lilly

Brian F. Lilly, Chief Financial Officer
(principal financial officer)

By:	/s/ Tito L. Liman

Tito L. Lima, Controller
(principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board	March 31, 2005

Peter Mortensen

/s/ Stephen J. Gurgovits	Director, President	March 31, 2005
and Chief Executive
Stephen J. Gurgovits	Officer

*	Director	March 31, 2005

William B. Campbell
*	Director	March 31, 2005

Henry M. Ekker

	Director	March ___, 2005

Harry F. Radcliffe

*
	Director	March 31, 2005

William J. Strimbu

*	Director	March 31, 2005

Earl K. Wahl, Jr.

*	Director	March 31, 2005

Archie O. Wallace

*	Director	March 31, 2005

Robert B. Goldstein

*	Director	March 31, 2005

John W. Rose

	Director	March ___, 2005

David J. Malone

*By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits,
Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)*

4.2	Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001)*

4.3	Certificate of Limited Partnership of FNB Financial Services, LP*

4.4	Agreement of Limited Partnership of FNB Financial Services, LP dated as of December 3, 2004, by and between Regency Consumer Financial Services Inc. and FNB Consumer Financial Services Inc.*

4.5	Form of Indenture dated as of ___, 2005, by and among FNB Financial Services, LP, as Issuer, F.N.B. Corporation, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee*

4.6	Form of FNB Financial Services, LP General Partner Certificate pursuant to the New Indenture*

4.7	Form of Nonnegotiable Subordinated Term Note, Series 2005, of FNB Financial Services, LP*

4.8	Form of Nonnegotiable Subordinated Daily Note, Series 2005, of FNB Financial Services, LP*

4.9	Form of Nonnegotiable Subordinated Special Daily Note, Series 2005, of FNB Financial Services, LP*

4.10	Form of FNB Financial Services, LP Letter of Transmittal*

4.11	Form of Agency Agreement dated as of ___, 2005, by and among FNB Financial Services, LP, F.N.B. Corporation, as Guarantor, and Regency Finance Company, as Agent*

4.12	Form of Guaranty of F.N.B. Corporation dated as of _________ ___, 2005*

4.13	Form of Acceptance of Offer for New Notes*

Exhibit No.	Description of Exhibit

4.14	Form of Indenture dated as of May 15, 1992, by and between F.N.B. Corporation and J.P. Morgan Trust Company, National Association, successor trustee to Northern Central Bank, as trustee (incorporated herein by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-2, File No. 33-45888)

4.15	First Supplemental Indenture, dated as of January 1, 1994, between FNB and the Trustee (incorporated by reference to Exhibit 4.4 of FNB’s Registration Statement on Form S-3, File No. 33-61367)

4.16	Second Supplemental Indenture, dated as of October 30, 2003, between FNB and the Trustee (incorporated by reference to Exhibit 4.1 of FNB’s Form 8-K filed on October 31, 2003)

4.17	Form of Amended and Restated Officers’ Certificate setting forth the terms of FNB’s Daily Notes (incorporated by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.18	Form of Second Officers’ Certificate, dated March 18, 2003, setting forth the terms of FNB’s Term Notes Series 2003 and Special Daily Notes Series 2003 (incorporated by reference to Exhibit 4.8 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.19	Specimen of Outstanding Term Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.20	Specimen of Outstanding Daily Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-74737)

5.1	Opinion of Charles C. Casalnova re: legality*

10.1	Form of agreement regarding deferred payment of directors’ fees by First National Bank of Pennsylvania (incorporated by reference to Exhibit 10.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.2	Form of agreement regarding deferred payment of directors’ fees by F.N.B. Corporation (incorporated by reference to Exhibit 10.2 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.3	Form of Deferred Compensation Agreement by and between First National Bank of Pennsylvania and four of its executive officers (incorporated by reference to Exhibit 10.3 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.4	Employment Agreement between F.N.B. Corporation and Stephen J. Gurgovits (incorporated by reference to Exhibit 10.5 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

Exhibit No.	Description of Exhibit

10.5	Basic Retirement Plan (formerly the Supplemental Executive Retirement Plan) of F.N.B. Corporation effective January 1, 1992 (incorporated by reference to Exhibit 10.9 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.6	F.N.B. Corporation 1990 Stock Option Plan as amended effective February 2, 1996 (incorporated by reference to Exhibit 10.10 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.7	F.N.B. Corporation Restricted Stock Bonus Plan dated January 1, 1994 (incorporated by reference to Exhibit 10.11 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.8	F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9	F.N.B. Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.15 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.10	F.N.B. Corporation Director’s Compensation Plan (incorporated by reference to Exhibit 10.16 of the Corporation’s Form 10-Q for the quarter ended March 31, 1996)

10.11	F.N.B. Corporation 1998 Director’s Stock Option Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

10.12	F.N.B. Corporation 2001 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Form S-8 filed on June 14, 2001)

10.13	Termination of Continuation of Employment Agreement between F.N.B. Corporation and Peter Mortensen (incorporated by reference to Exhibit 10.17 of the Corporation’s Form 10-K for the fiscal year ended December 31, 2001)

21.1	Subsidiaries of F.N.B. Corporation (incorporated herein by reference to Exhibit 21.1 of FNB’s Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005)

Exhibit No.	Description of Exhibit

23.1	Consent of Charles C. Casalnova (contained in Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney for FNB Financial Services, LP*

24.2	Power of Attorney for F.N.B. Corporation*

25.1	Form T-1*

     • Previously filed.